Exhibit 10.2

PROMISSORY NOTE

$250,000.00	Englewood, Colorado
June 1, 2009

FOR VALUE RECEIVED, and at the times hereinafter specified, the undersigned (“Maker”) hereby promises to pay to the order of Spyglass Investment Partnership (hereinafter referred to, together with each subsequent holder hereof, as “Holder”), at such address as may be designated from time to time hereafter by any Holder, the principal sum of TWO HUNDRED FIFTY THOUSAND AND NO/100THS DOLLARS ($250,000.00), or so much thereof as shall have been advanced to or for the benefit of Maker, whichever is less, together with interest on the principal balance outstanding from time to time, as hereinafter provided, in lawful money of the United States of America.

The term of this note shall commence as of the date hereof and, if not sooner paid, the entire unpaid principal indebtedness, all accrued and unpaid interest, and all other sums payable in connection with this note shall be due and payable on May 31, 2010 (the “Maturity Date”).  In no event shall the maturity date of this note be later than May 31, 2010.

During the period commencing on the date hereof and continuing until this note is paid in full, (a) interest on the principal balance of this note shall accrue at the rate of 15% per annum and (b) interest payments shall be made every 90 days, beginning 90 days for the date hereof.  Interest shall be computed on the basis of a 360-day year, calculated for the actual number of days elapsed.

Whenever any payment to be made hereunder is due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.  “Business Day” shall mean a day on which Holder’s offices are open for business in Denver, Colorado.

Maker may prepay this note in whole or in part.

All payments hereunder shall, at Holder’s option, be applied first to the payment of accrued interest at the rate specified below, if any, second, to accrued interest first specified above, and the balance applied in reduction of the principal amount.  If any payment is not paid when due hereunder, then the entire outstanding balance hereunder, including the interest component of the delinquent payment, shall bear interest from the date such payment was due until such payment is paid at a rate equal to 24.00% per annum (the “Default Rate”).  In addition, upon the maturity date hereof, by acceleration or otherwise, the entire balance of principal, interest, and other sums due shall bear interest from such maturity date until paid at the Default Rate.

Any default in payment of any sum required hereunder or performance of any other covenant or agreement herein contained shall constitute an “Event of Default” hereunder and under each document securing this note, and any Event of Default under any of such documents securing this Note shall constitute an Event of Default hereunder.  Any default in payment or other terms of any other indebtedness owed by Maker to Holder shall constitute an Event of Default hereunder, and any default hereunder shall constitute a default under any other such indebtedness.  Upon the occurrence of any Event of Default, the entire balance of principal, accrued interest, and other sums owing hereunder shall, at the option of Holder, become at once due and payable without notice or demand.

Maker and all parties now or hereafter liable for the payment hereof, primarily or secondarily, directly or indirectly, and whether as endorser, guarantor, surety, or otherwise, hereby severally (a) waive presentment, demand, protest, notice of protest and/or dishonor, and all other demands or notices of any sort whatever with respect to this note, (b) waive any defenses that might be available to a surety or accommodation maker, (c) consent to impairment or release of collateral, extensions of time for payment, and acceptance of partial payments before, at, or after maturity, (d) waive any right to require Holder to proceed against any security for this note before proceeding hereunder, (e) consent to the release of any other party liable hereunder, without diminishing or in any way affecting their liability hereunder, and (f) agree to pay all costs and expenses, including attorneys’ fees and expenses, which may be incurred in the collection of this note or any part thereof or in preserving, securing possession of, and realizing upon any security for this note.

The provisions of this note and of all agreements between Maker and Holder are hereby expressly limited so that in no contingency or event whatever shall the amount paid, or agreed to be paid, to Holder for the use, forbearance, or detention of the money to be loaned hereunder exceed the maximum amount permissible under applicable law.  If from any circumstance whatever, the performance or fulfillment of any provision hereof or of any other agreement between Maker and Holder shall, at the time performance or fulfillment of such provision is due, involve or purport to require any payment in excess of the limits prescribed by law, then the obligation to be performed or fulfilled is hereby reduced to the limit of such validity, and if from any circumstance whatever Holder should ever receive as interest an amount which would exceed the highest lawful rate, the amount which would be excessive interest shall be applied to the reduction of the principal balance owing hereunder (or, at Holder’s option, be paid over to Maker) and shall not be counted as interest.

If any provision hereof or of any other document securing or related to the indebtedness evidenced hereby is, for any reason and to any extent, invalid or unenforceable, then neither the remainder of the document in which such provision is contained, nor the application of the provision to other persons, entities, or circumstances, nor any other document referred to herein, shall be affected thereby, but instead shall be enforceable to the maximum extent permitted by law.

Each provision of this note shall be and remain in full force and effect notwithstanding any negotiation or transfer hereof to any other Holder or participant.

MAKER HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE ARISING IN CONNECTION WITH THIS NOTE, OR IN ANY WAY RELATED TO THE NEGOTIATION, ADMINISTRATION, MODIFICATION, EXTENSION OR COLLECTION OF THE INDEBTEDNESS EVIDENCED HEREBY.  MAKER STATES THAT IT HAS CONFERRED SPECIFICALLY WITH HOLDER WITH RESPECT TO THIS WAIVER, AND MAKER HAS AGREED TO THIS WAIVER AFTER CONSULTATION WITH ITS COUNSEL AND WITH FULL UNDERSTANDING OF THE IMPLICATIONS HEREOF.

Regardless of the place of its execution, this note shall be construed and enforced in accordance with the laws of the State of Colorado.

ART DIMENSIONS, INC.

By: /s/ Kathy Sheehan
Its: Treasurer